Exhibit 3.3

SECOND CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
CF FINANCE ACQUISITION CORP. III

CF FINANCE ACQUISITION CORP. III, a corporation organized and existing under the provisions of the Delaware General Corporation Law (the “DGCL”), incorporated on January 23, 2020.

DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors duly adopted resolutions proposing to amend the Company’s Certificate of Incorporation of this corporation, declaring said amendment to be in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders thereof, which proposed amendment is as follows:

Article I of the Certificate of Incorporation of this corporation shall be amended and restated in its entirety to read as follows:

“The name of the corporation shall be CF Finance Acquisition Corp. VI (the “Corporation”).”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders of this corporation have given consent to said amendment in accordance with the provisions of Section 242 and 228 of the DGCL.

THIRD:  That said amendment has been duly adopted in accordance with Section 242 of the DGCL.

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IN WITNESS WHEREOF, this Second Certificate of Amendment has been executed by a duly authorized officer of this corporation this 1st day of July, 2020.

CF FINANCE ACQUISITION CORP. III

By:	/s/ Howard W. Lutnick
Howard W. Lutnick, CEO